Exhibit 5.1

June 12, 2006

Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tripath Technology Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to the 2000 Stock Plan (the “Stock Plan”) or reserved for issuance pursuant to the 2000 Employee Stock Purchase Plan (the “ESPP” and collectively with the Stock Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI